Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

Unilever PLC

Unilever Finance Netherlands B.V.

Unilever United States, Inc.

Unilever Capital Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit()	Maximum Aggregate Offering Price(1)	Fee Rate(1)	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities
	Debt	Guarantees of Debt Securities(2)
	Equity	Ordinary Shares, 3 1⁄9 pence par value, of Unilever PLC(3)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Debt	Debt securities
	Debt	Guarantees of Debt(2)
	Equity	Ordinary Shares, 3 1⁄9 pence par value, of Unilever PLC(3)
Total Offering Amounts
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due

(1)	An indeterminate aggregate initial offering price or number of Debt Securities is being registered as may from time to time be offered at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933 (the “Securities Act”), the Registrant is deferring payment of all of the registration fee.
(2)	Pursuant to Rule 457(n) under the Securities Act, no separate fee for the Guarantees is payable.
(3)	Also being registered are such currently indeterminate number of Ordinary Shares as may be issuable upon or in connection with the conversion of the Debt Securities being registered hereunder or in prior registration statements if any such Debt Securities shall be convertible Debt Securities.

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